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                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Evans & Sutherland Computer Corporation:

We consent to incorporation by reference in the registration statement (No. 333-58733) on Form S-8 of Evans & Sutherland Computer Corporation of our report dated February 15, 2001, related to the consolidated balance sheets of Evans & Sutherland Computer Corporation and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of Evans & Sutherland Computer Corporation.


                                        /s/ KPMG LLP


Salt Lake City, Utah
January 14, 2002